                                                                  Exhibit 1.01

CONFORMED COPY
                                TERMS AGREEMENT



                                       February 17, 1998


Travelers Group Inc.
388 Greenwich Street
New York, New York 10013

Attention: Chief Financial Officer

Dear Sirs:

          We understand that Travelers Group Inc., a Delaware corporation (the "Company"), proposes to issue and sell $250,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of Securities set forth opposite our respective names on the list attached hereto at 97.895% of the principal amount thereof, plus accrued interest from February 15, 1998 to the date of payment and delivery. The Closing Date shall be February 20, 1998, at 8:30 A.M. at the offices of the Company, 388 Greenwich Street, 20th Floor, New York, New York 10013.

          The Securities shall have the following terms:

     Title:              6-7/8% Notes due February 15, 2098
     Maturity:           February 15, 2098
     Interest Rate:      6-7/8% per annum
     Interest Payment
       Dates:            February 15 and August 15, commencing August 15, 1998
     Initial Price to
       Public:           99.020% of the principal amount thereof, plus accrued
                         interest from February 15, 1998 to the date of payment
                         and delivery
     Redemption
       Provisions:       The Securities are not redeemable by the Company prior
                         to maturity, except as provided below under "Additional
                         Terms."

     Additional Terms:   The Regular Record Dates are February 1 and August 1.

          Upon the occurrence of a Tax Event (as hereinafter defined), the Company will have the right (x) to shorten the maturity of the Securities to the extent required so that the interest paid on the Securities will be deductible for United States federal income tax purposes or (y) if in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Securities, be more than an insubstantial risk that interest paid on the Securities is not, or will not be, deductible for United States federal income tax purposes, by the Company, to redeem the Securities in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in the Company's Prospectus Supplement dated February 17, 1998 (the "Prospectus Supplement")) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined in the Prospectus Supplement) plus 35 basis points, together in either case with accrued interest to the date of redemption. "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of (1) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after February 17, 1998, there is more than an insubstantial increase in the risk that interest paid by the Company on the Securities is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

          The Securities shall be issuable as Registered Securities only.
The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus Supplement. Principal and interest on the Securities shall be payable in United States dollars.
The provisions of Sections 11.03 and 11.04 of the Indenture relating to defeasance shall apply to the Securities.

          All the provisions contained in the document entitled "Primerica Corporation-Debt Securities-Underwriting Agreement Basic Provisions" and dated January 12, 1993 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

          Basic Provisions varied with respect to this Terms Agreement: (a) All references to Primerica Corporation shall refer to Travelers Group Inc.;
(b) In the first line of Section 2(a), delete "(33-55542)" and insert in lieu thereof "(33-63663)" and any reference in the Basic Provisions to a registration statement shall be deemed to be a reference to such registration statement on Form S-3; (c) In the fifth line of the third paragraph of
Section 3, delete the phrase "New York Clearing House (next day)" and insert in lieu thereof "federal or other same day"; and (d) In the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global."

          The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

          Stephanie B. Mudick, Esq., Deputy General Counsel of the Company, is counsel to the Company. Dewey Ballantine LLP is counsel to the Underwriters.

          The Securities will be made available for checking and packaging at the designated office of The Bank of New York at least 24 hours prior to the Closing Date.

          Please accept this offer no later than 9:00 o'clock P.M. on February 17, 1998, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

          "We hereby accept your offer, set forth in the Terms Agreement, dated February 17, 1998, to purchase the Securities on the terms set forth therein."

                                       Very truly yours,

                                       SALOMON BROTHERS INC
                                       ABN AMRO CHICAGO CORPORATION
                                       BANCAMERICA ROBERTSON STEPHENS
                                       CHASE SECURITIES INC.


                                       By: SALOMON BROTHERS INC

                                       By: /s/ Jane E. Wiest
                                           ------------------
                                          Name: Jane E. Wiest
                                          Title: Vice President



ACCEPTED:

TRAVELERS GROUP INC.

By: /s/ Firoz B. Tarapore
   -------------------------
    Name: Firoz B. Tarapore
    Title: Deputy Treasurer







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



                                                         Principal
Underwriter                                              Amount
-----------                                             -----------

Salomon Brothers Inc..............................     $ 62,500,000
ABN AMRO Chicago Corporation......................     $ 62,500,000
BancAmerica Robertson Stephens....................     $ 62,500,000
Chase Securities Inc..............................     $ 62,500,000

     Total........................................     $250,000,000
                                                       -------------
                                                       -------------










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